Exhibit 2.3

Execution Version

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment (“Second Amendment”) to the Merger Agreement (as defined below) is made and entered into as of December 8, 2020 by and among (i) Megalith Financial Acquisition Corp, a company incorporated in Delaware (together with its successors, the “Purchaser”), (ii) MFAC Merger Sub Inc., a Pennsylvania corporation and an indirect wholly-owned subsidiary of Purchaser (“Merger Sub”), (iii) Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of the Company (defined below) (the “Company Stockholder”), (iv) BankMobile Technologies, Inc., a Pennsylvania corporation (the “Company”), and (v) Customers Bancorp, Inc., a Pennsylvania corporation (“CUBI”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS:

WHEREAS, Purchaser, Merger Sub, Company Stockholder and the Company entered into that certain Agreement and Plan of Merger, dated as of August 6, 2020 (the “Original Agreement”)

WHEREAS, the Original Agreement was amended by the First Amendment to Agreement and Plan of Merger, dated as of November 2, 2020 (the “First Amendment”), to among other things, add CUBI as a party thereto and to provide for the distribution of the Merger Consideration Shares to the CUBI Stockholders instead of to the Company Stockholder (the Original Agreement as amended by the First Amendment is referred to herein as, the “Amended Agreement”, and as further amended, including by this Second Amendment, the “Merger Agreement”); and

WHEREAS, the Parties now desire to further amend the Amended Agreement on the terms and conditions set forth herein, to among other matters, add a newly-formed intermediate holding company between Purchaser and Merger Sub;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

A. Amendments to the Amended Agreement. The Amended Agreement is amended as follows:

1. Clause (B) of the recitals to the Amended Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“B. WHEREAS, the Purchaser owns all of the issued and outstanding capital stock of MFAC Intermediate Merger Sub Inc., a newly-formed Delaware corporation (“Holdco”), which owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

2. Section 1.4 of the Amended Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“1.4 RESERVED”

3. Section 1.5 of the Amended Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“1.5 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, shall automatically become the respective Articles of Incorporation and Bylaws of the Surviving Corporation; provided that the name of the Surviving Corporation in such Articles of Incorporation and Bylaws shall be changed to a name to be mutually agreed by the Parties.”

4. Section 1.11(d) of the Amended Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(d) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded up or down in the aggregate to the nearest whole share of Purchaser Common Stock.

5. Section 3.5(b) of the Amended Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Holdco. Holdco is authorized to issue 1,000 shares of common stock par value $0.001 per share of Holdco, of which 1,000 shares are issued and outstanding, and all of which are owned by Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub and Holdco, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.”

6. Section 3.15 of the Amended Agreement is hereby amended to add the following sentence at the end of such Section:

“Since its formation, Holdco has not engaged in any business activities other than its ownership of Merger Sub, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person other than Merger Sub and has no assets or Liabilities other than its ownership of Merger Sub, and Holdco is not party to or bound by any Contract.”

7. Section 4.14(l) of the Amended Agreement is hereby amended by deleting it in its entirety and replacing it with the word “RESERVED”.

8. Section 6.10 of the Amended Agreement is hereby amended by deleting it in its entirety and replacing it with the word “RESERVED”.

9. Section 6.18(a) of the Amended Agreement is hereby amended by adding the following immediately after the term “Merger Sub” each time that it is used therein: “, Holdco”.

10. Section 6.18(b) of the Amended Agreement is hereby amended by adding the following immediately after the term “Merger Sub’s” in the first line thereof: “, Holdco’s”.

11. The definition of “Company Transaction Expenses” in Section 12.1 of the Amended Agreement is hereby amended to add the following immediately after the term “Merger Sub” in the last line thereof “, Holdco”.

B. No Other Amendments. Except as set forth in Part A above, all of the terms and provisions of the Merger Agreement shall continue in full force and effect. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Amended Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. The provisions of Article XI of the Amended Agreement shall apply mutatis mutandis to this Second Amendment. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Amended Agreement, as amended by this Second Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Amended Agreement, as amended by this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

C. Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Second Amendment by one party to the other may be made by facsimile or other electronic transmission.

D. Governing Law. This Second Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Second Amendment to be signed and delivered as of the date first written above.

The Purchaser:

MEGALITH FINANCIAL ACQUISITION CORP.

By:	/s/ A.J. Dunklau
Name: A.J. Dunklau
Title: President and Chief Executive Officer

Merger Sub:

MFAC MERGER SUB INC.

By:	/s/ A.J. Dunklau
Name: A.J. Dunklau
Title: President

The Company:

BANKMOBILE TECHNOLOGIES, INC.

By:	/s / Luvleen Sidhu
Name: Luvleen Sidhu
Title: Chief Executive Officer

The Company Stockholder:

CUSTOMERS BANK, solely in the capacity as the Company Stockholder hereunder

By:	/s/ Richard Ehst
Name: Richard Ehst
Title: President and Chief Executive Officer

CUBI:

CUSTOMERS BANCORP

By:	/s/ Richard Ehst
Name: Richard Ehst
Title: President & Chief Operating Officer